UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2020

SEACOR Marine Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37966	47-2564547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12121 Wickchester Lane, Suite 500, Houston, TX		77079
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (346) 980-1700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SMHI	New York Stock Exchange (“NYSE”)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

Sale and Purchase Agreement.

On May 31, 2020, SEACOR Offshore Asia LLC (the “Purchaser”), an indirect wholly-owned subsidiary of SEACOR Marine Holdings Inc. (the “Company”), entered into a Sale and Purchase Agreement (“SPA”) with China Shipping Fan Tai Limited, a company incorporated under the laws of the British Virgin Islands, and China Shipping Industry (Hong Kong) Co., Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region (together, the “Sellers”), pursuant to which the Purchaser acquired the 50% membership interest in SEACOSCO Offshore LLC (“SEACOSCO”) held by the Sellers that the Company did not already own. Upon the closing of the transaction, the Company will own 100% of the membership interests in SEACOSCO.

The price payable by the Purchaser for the membership interests is $28.15 million (the “Purchase Price”), $8.445 million of which is payable at or prior to the closing of the transaction with annual installment payments of $1.0 million, $2.5 million and $2.5 million payable in the first, second and third year after the signing date, respectively, and the remaining $13.705 million due four years after the signing date. The deferred portion of the Purchase Price accrues interest at a fixed rate of 1.5%, 7.0%, 7.5% and 8.0% for the first through fourth years after the signing date, respectively. SEACOSCO is the owner of eight platform supply vessels (“PSVs”) built by COSCO Shipping Heavy Industry (Guangdong) Co., Ltd. (the “Shipyard”).

The parties to the SPA have each made customary representations, warranties and covenants. In addition, the Sellers will obtain a second lien mortgage on the PSVs to secure the payment of the deferred portion of the Purchase Price, and the Company will provide a limited deficiency guarantee solely with respect to the short-fall in vessel collateral value, if any, in the event the Sellers exercise their remedies under the mortgages (the “SPA Limited Deficiency Guarantee”).

The PSVs were acquired by vessel owning subsidiaries (“SPVs”) of SEACOSCO pursuant to existing deferred purchase agreements with the Shipyard (“DPAs”) under which an aggregate of approximately $105 million is currently outstanding. The DPAs provide for amortization of the purchase price for each vessel over a period of 10 years from delivery at a floating interest rate of three-month LIBOR plus 4.0%. SEACOSCO has taken delivery of seven of the eight PSVs, each with a 2018 or 2019 year of build, and expects to take delivery of the final PSV in 2020. The payment obligations of the SPV under the DPA for each vessel is secured by a first lien mortgage on the vessel and a pledge of the SPV’s equity, and the Company will provide a limited deficiency guarantee solely with respect to the short-fall in vessel collateral value, if any, in the event the Shipyard exercises its remedies under the mortgages (“DPA Limited Deficiency Guarantee”).

The closing of the transaction is subject to certain conditions, including the Company obtaining the consent of its lenders under that certain credit agreement, by and among, the Company, SEACOR Marine Foreign Holdings Inc., an indirect wholly-owned subsidiary of the Company, and certain vessel-owning subsidiaries of the Company, and a syndicate of lenders administered by DNB Bank ASA, New York Branch, dated as of September 26, 2018, as amended from time to time.

The foregoing descriptions of the SPA, SPA Limited Deficiency Guarantee and DPA Limited Deficiency Guarantee do not purport to be complete and are qualified in their entirety by reference to the full text of the SPA, SPA Limited Deficiency Guarantee and the form of DPA Limited Deficiency Guarantee, copies of which are filed as Exhibit 10.1, 10.2 and 10.3 hereto, respectively, and the terms of which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The descriptions of the SPA, SPA Limited Deficiency Guarantee and the DPA Limited Deficiency Guarantee included in Item 1.01 are incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure

On June 4, 2020, the Company issued a press release announcing the execution of the SPA. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Sale and Purchase Agreement by and between China Shipping Fan Tai Limited, China Shipping Industry (Hong Kong) Co. Limited and SEACOR Offshore Asia LLC, dated May 31, 2020.

10.2	Parent Guarantee by SEACOR Marine Holdings Inc. in favour of China Shipping Fan Tai Limited and China Shipping Industry (Hong Kong) Co., Limited, dated May 31, 2020.

10.3	Form of Parent Guarantee by SEACOR Marine Holdings Inc. and COSCO Shipping Heavy Industry (Guangdong) Co., Ltd.

99.1	Press Release of SEACOR Marine Holdings Inc. dated June 4, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Marine Holdings Inc.

June 4, 2020	By:	/s/ John Gellert
Name: John Gellert
Title: President and Chief Executive Officer

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